SMITH BARNEY SECTOR SERIES INC.

ARTICLES OF AMENDMENT

Smith Barney Sector Series Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:    The name and designation of all of the issued and unissued Class L Common Stock of the Corporation’s Smith Barney Financial Services Fund, Smith Barney Health Sciences Fund and Smith Barney Technology Fund is hereby changed to Class C Common Stock of such Fund.

SECOND:    The foregoing amendment to the Charter of the Corporation has been approved by a majority of the entire Board of Directors and is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action of the stockholders.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Chairman, President and Chief Executive Officer and witnessed by its Assistant Secretary on the 29th day of April, 2004.

WITNESS:		SMITH BARNEY SECTOR SERIES INC.

By:		By:
	Michael Kocur Assistant Secretary		R. Jay Gerken Chairman, President and Chief Executive Officer

THE UNDERSIGNED, Chairman, President and Chief Executive Officer of Smith Barney Sector Series Inc., who executed on behalf of the Corporation Articles of Amendment of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

R. Jay Gerken Chairman, President and Chief Executive Officer